Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-8 of Blend Labs, Inc. of our report dated March 22, 2021, relating to the carve out financial statements of Title Carve Out (a carve-out of certain operations of Mr. Cooper Group, Inc.) as of December 31, 2020 and 2019, and for the years then ended.

/s/ WithumSmith+Brown, PC

Irvine, California

July 16, 2021